December 29, 2005

Mr. Bruce F. Fleming

12 Woodmere Way

Pennington, NJ 08534

Dear Bruce:

It is my pleasure to confirm our offer for the position of Chief Marketing Officer . In this capacity, you will report directly to me as an officer of the company.

As discussed, we are offering an attractive package of both direct and indirect benefits. Some of the major highlights of our employment offer are detailed below:

  Your starting base salary will be $12,500 semi-monthly ($300,000 annually).

  You will participate in the Church & Dwight Incentive Compensation Program with a target bonus of 45%. Your first award will be for service in 2006, and paid in February of 2007.

  You will participate in the Company's Stock Option Plan. Options are granted each year (generally in the second quarter) and you will receive a grant equal in number to those received by other employees at your level. Your first grant, which you will receive shortly after your first day of employment, will be for 10,000 options and will have an exercise price equal to the average of the high and low on your start date.

  You will receive twenty (20) vacation days in 2006.

Bruce F. Fleming

December 29, 2005

  You will participate in Church & Dwight's comprehensive health, welfare and retirement programs. Jane Simpson of the Human Resources Department will be contacting you to schedule a full benefits orientation shortly after your start date. In the interim, the attached "Summary of Benefits" should provide a helpful outline of our benefits programs. Your benefits become active on the first day of the month following 25 days of active employment.

  You will participate in the Church & Dwight Co., Inc. Profit Sharing Plan, which has a targeted annual contribution of 6.5%. The Profit Sharing contribution is made on both your salary and bonus.

This offer is contingent upon the satisfactory completion of background checking and drug screening, as well as verification of your eligibility to work in the United States

(I-9). Your employment with Church & Dwight Co., Inc. is employment-at-will and both the employer and the employee are free to terminate the employment relationship at any time, with or without prior notice and with or without cause.

Bruce, we have some exciting times ahead. I look forward to working with you.

Sincerely,

/s/ JAMES R. CRAIGIE

James R. Craigie

Accepted by: /s/ BRUCE F. FLEMING JANUARY 16, 2006

Bruce F. Fleming Date

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